Exhibit 10.17
TRANSITION AND CONSULTING AGREEMENT
This Transition and Consulting Agreement (the “Agreement”) is entered into by and between Eric Brown (“Executive”) and Informatica Inc., a Delaware corporation, and its wholly-owned subsidiaries, including but not limited to Informatica LLC, (the “Company”), effective as of January 9, 2023 (the “Effective Date”).

1.	Separation of Employment.
(a)     Executive shall remain employed by the Company as an employee at-will on the terms contained herein from the Effective Date until January 13, 2023 (such date or any earlier date on which Executive’s employment terminates, the “Separation Date”). From the Effective Date until the Separation Date (the “Transition Period”), Executive will continue to serve as the Company’s Chief Financial Officer. Effective as of the Separation Date, Executive’s employment with the Company and all of its subsidiaries shall terminate, and Executive shall cease serving as the Company’s Chief Financial Officer and shall be deemed to have resigned from all offices and directorships held at the Company and its subsidiaries. Executive agrees that, prior to the Separation Date, Executive will continue to perform his duties, responsibilities and functions to the Company as are usual and customary for Executive’s position, and shall not engage in any other employment, occupation, consulting or other business activity.
(b)     The parties hereto acknowledge and agree that the Confirmatory Employment Letter by and between the Company and Executive, dated October 11, 2021 (the “Employment Letter”), is superseded by this Agreement.

2.	Compensation; Accrued Obligations.
(a)     During the Transition Period, the Company shall continue to pay Executive a base salary in the amount of $588,000.00 per annum (the “Salary”), pro-rated to reflect any partial year of employment, and payable in accordance with the Company’s normal payroll practices. The outstanding Company equity awards held by Executive as of the Effective Date (the “Company Equity Awards”) will continue to vest and, if applicable, become exercisable during the Transition Period in accordance with their terms.
(b)     On the Separation Date, the Company will pay to Executive all accrued salary and, if required by the Company’s applicable policies, all accrued, unused vacation / paid time off through the Separation Date. Within 30 days following the Separation Date, the Company will pay to Executive any unreimbursed business expenses incurred by Executive, in accordance with Company policy, prior to the Separation Date (collectively, the “Accrued Obligations”).
(c)     Following the Separation Date, Executive shall be entitled to retain or receive any vested amounts due to Executive under any employee benefit plan, program or policy of the Company, in any case pursuant to and in accordance with the terms and conditions of the applicable plan, program or policy.
(d)    The parties hereto acknowledge and agree that the termination of Executive’s employment constitutes a “Qualifying Termination Outside of the Change in Control Period” under the parties’ October 7, 2021 Change in Control and Severance Agreement (“Severance Agreement”), which is attached as Exhibit C. Executive shall receive all payments and benefits under the Severance Agreement according to its terms. Notwithstanding the foregoing, so long as there is no Change in Control, as defined in the Severance Agreement, within 3 months of Executive’s Separation Date the parties agree and acknowledge that the second sentence of Section 4.4 of the Severance Agreement (the second sentence begins with “Notwithstanding” and ends with “paid or provided to Executive”) shall not limit or reduce any payments or benefits under the Severance Agreement. For the avoidance of doubt, Executive’s stock options that are vested but unexercised as of the Separation Date will be listed in Executive’s E*TRADE account as of the Separation Date and the last day to exercise these vested, but unexercised stock options shall be the date provided for in the Severance Agreement.

3.	Consulting Services.
(a)     Consulting Services. During the period commencing on the Separation Date and ending on March 31, 2023 or if sooner, the date on which the consulting relationship established hereby is terminated in accordance with Section 3(c) (the “Consulting Period”), Executive shall provide the following agreed-upon consulting services with regard to the business and operations of the Company, its subsidiaries and its affiliates as requested by the Company: (i) consultation and participation with Company matters as reasonably requested by the Company; and (ii) consultation and assistance with respect to services performed during the course of Executive’s employment with the Company (collectively, the “Services”). In addition, Executive agrees to cooperate reasonably with the Company in accomplishing a smooth and orderly transition of Executive’s prior employment responsibilities to other employees of the Company, particularly including pending matters of which Executive has the principal knowledge and background information including but not limited to those related to the audit of the financial results of the Company during 2022 and the preparation and filing with the U.S. Securities and Exchange Commission (“SEC”) of the Form 10-K for the year ended December 31, 2022. Notwithstanding the generality of the foregoing, the parties agree that (i) Executive is expected to provide full-time Services during the Consulting Period, all of which full-time Services shall be provided remotely, unless otherwise mutually agreed, and (ii) Executive shall not sign any documents on behalf of the Company.
(b)     Compensation for Consulting Services. Subject to and conditioned upon (i) Executive’s continued compliance with the Restrictive Covenants (as defined below) and as determined in the reasonable and good faith discretion of the CFO Subcommittee of the Board of Directors of Informatica Inc. (“CFO Subcommittee”), whose current members are Bruce Chizen (Chair), Betsy Rafael, Austin Locke, and Ryan Lanpher, and (ii) Executive’s execution and delivery to the Company of an effective release of claims as required by Executive’s Change in Control and Severance Agreement effective October 7, 2021 in substantially the form attached hereto as Exhibit A (the “Release”) on or prior to January 25, 2023, i.e. twenty-one (21) days following delivery of this Agreement to the Executive, and the non-revocation of the Release during the seven-day period following the date on which the Release is executed:

(i)     During the Consulting Period, the Company shall pay Executive a fee (the “Consulting Fee”) of $49,000.00 per month as consideration for the Services, pro-rated for any partial month of Services, and for which the Company will issue to Executive a Form 1099-MISC reflecting all Consulting Fees paid. The monthly Consulting Fee shall be paid to Executive in arrears within 15 days following the end of the calendar month in which the monthly Consulting Fee was earned.
(ii)      The Company shall pay Executive an additional one-time lump sum fee (the “Transition Success Fee”) in an amount equivalent to Executive’s fiscal year 2022 bonus target under the Company’s Corporate Bonus Program, adjusted by the bonus achievement percentage applied to all members of the Company’s Executive Committee as the bonus achievement percentage is determined by the Compensation Committee of the Board of Directors of Informatica Inc. (the “Compensation Committee”). For the avoidance of doubt and by way of clarification, the bonus achievement percentage is and will be the same for all members of the Company’s Executive Committee and Executive shall receive the identical bonus achievement percentage that all other Company Executive Committee members receive. If approved, the Transition Success Fee shall be paid to Executive no later than March 31, 2023. For avoidance of doubt, Executive acknowledges and agrees that, pursuant to Section 3 of the Employment Letter, because Executive will not be continuously employed with the Company on the date that fiscal year 2022 bonuses, if approved by the Compensation Committee, will be paid out, Executive did not earn and is not eligible for a fiscal year 2022 annual performance bonus.
(iii)     Except as otherwise provided in this Agreement, all Company Equity Awards including any related Distribution Equivalent Rights Bonus (“DERB payments”) will cease to vest as of the Separation Date. However, subject to approval by the Compensation Committee, Executive’s unvested Company Equity Awards (including any related DERB payments)—other than the Restricted Stock Units granted on December 13, 2022, which shall be terminated as of the Separation Date (the “Excluded Awards”)—will not terminate on the Separation Date and will vest as of December 1, 2023, to the extent that they would have vested if the Executive had remained an employee of the Company from the Separation Date until December 31, 2023 (the Company Equity Awards other than the Excluded Awards, the “Included Awards”) and except as provided in this Agreement, under the same terms and conditions as applied to other equity holders, provided that, Executive has performed all of his duties under this Agreement and not materially breached any of his obligations to the Company under this Agreement and all other policies and agreements in force during the period between the Separation Date and December 1, 2023 (the Vesting Acceleration”). All Included Awards vesting in accordance with this section, if deemed earned by the Compensation Committee, shall vest on December 1, 2023 and not any sooner. Any Included Awards that are Performance Stock Units (“PSU”), if deemed earned by the Compensation Committee pursuant to this section, will be eligible to vest in accordance with the same achievement percentage applied by the Compensation Committee to the other members of the Company’s Executive Committee. For the avoidance of doubt and by way of clarification, the PSU achievement percentage is and will be the same for all members of the Company’s Executive Committee and Executive shall receive the identical bonus achievement percentage that all other Company Executive Committee members receive. The Included Awards that are Restricted Stock Units and which vest in accordance with this section will terminate immediately upon their settlement by the Company, and the post-termination exercise period of the Included Awards that are stock options shall be extended until January 31, 2024. Notwithstanding the foregoing, in the event that the Company experiences a Change in Control (as defined in the Severance Agreement) after the three-month anniversary of Executive’s Separation Date and prior to December 1, 2023, the Vesting Acceleration will become effective and the Included Awards will terminate, both immediately prior to the closing date of the Change in Control. A schedule of Company Included and Excluded Awards subject to potential vesting or termination described in this section is attached hereto as Exhibit B (the “Vesting Schedule”).
(c)     Termination of Consulting Services. The Consulting Period shall terminate on March 31, 2023 (the “Anticipated Consulting Period Termination Date”); provided, however, that the Company may terminate the Consulting Period and the Services hereunder at any time prior to March 31, 2023 in the event of Executive’s material breach of this Agreement (including, without limitation, material breach of the Restrictive Covenants), as determined by the CFO Subcommittee in its reasonable and good faith discretion, and upon written notice to Executive. If the Consulting Period and the Services hereunder are terminated for such material breach by Executive, then (i) the Company shall pay to Executive any portion of the Consulting Fee that has been earned but unpaid through the termination date and (ii) Executive shall forfeit all Consulting Fees payable with respect to periods of service following the termination date (if any) and also shall forfeit any Transition Success Fee and the Consulting Bonus. In the event the Executive wishes to terminate this Agreement or provide Services less than full-time under this Agreement prior to March 31, 2023, the Executive may confer with the CFO Subcommittee to request early release from or a modification of the work hours under this Agreement.
(d)     Return of Company Property. Executive agrees that he shall, prior to the end of the Transition Period, return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that Executive has in his possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) portable electronic devices (including, but not limited to, tablet computers) unless otherwise mutually agreed, credit cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.

4.     Withholdings and Other Deductions. All compensation payable to Executive hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
5.     Warranty. Executive acknowledges that, upon receipt of the Accrued Obligations and the payments set forth herein, Executive has (i) received all monies and other benefits due to Executive as a result of his employment with and separation from the Company, and (ii) no right, title, or interest in or entitlement to any other payments or benefits other than as set forth in this Agreement. Executive further represents that he has not sustained a work-related injury or illness which he has not previously reported to the Company.

6.     Protection of Confidential Information; Restrictions During Consulting Period; No Assistance, No Disparagement and No Solicitation.

(a)     Executive acknowledges that during his employment with the Company, Executive had access to, received and had been entrusted with Confidential Information (as defined below), which is considered secret and/or proprietary and has great value to the Company and that except for Executive’s engagement by the Company, Executive would not otherwise have access to such Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company. Subject to Section 8, and in addition to Executive’s obligations under Executive’s Confidentiality and Intellectual Property Agreement with the Company effective June 8, 2018 (the “CIPA”), during and at all times after employment with the Company, Executive shall keep all of the Confidential Information in confidence and shall not disclose any of the same to any other person, except with the prior written consent of the Company. Executive shall use his best efforts to prevent publication or disclosure of any Confidential Information and shall not, directly or indirectly, cause the Confidential Information to be used for the gain or benefit of any party outside of the Company or for Executive’s personal gain or benefit outside the scope of Executive’s engagement by the Company. The CIPA is attached as Exhibit D to this Agreement.
(b)     The term “Confidential Information”, as used herein, means all information or material (i) which gives the Company a competitive business advantage or the opportunity of obtaining such advantage, (ii) the disclosure of which could be detrimental to the interests of the Company and/or its affiliates, (iii) which is owned by the Company and/or its affiliates, in which the Company and/or its affiliates has an interest, or which is valuable or unique, (iv) which is developed or used by the Company or any of its affiliates and which relates to the business, operations, employees, customers and/or clients of the Company or any of its affiliates, or (v) which is either (A) marked “Confidential Information”, “Proprietary Information” or with another similar marking, or (B) from all the relevant circumstances should reasonably be assumed by Executive to be confidential and proprietary to the Company. Confidential Information may include, but is not limited to, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know how, ideas, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to the Company and its customers and/or producers or other suppliers’ identities, characteristics and agreements, financial information and projections, and employee files, in each case, whether disclosed or made available to Executive in writing, orally or by drawings or observation, or whether intangible or embodied in documentation, software, hardware or other tangible form. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. Notwithstanding the foregoing, Confidential Information shall not include any information which (x) contained in any filing with the Securities and Exchange Commission or is known to the public or becomes known to the public through no fault of Executive, (y) is received by Executive on a non-confidential basis from a person that is not bound by an obligation of confidentiality to the Company or its affiliates, or (z) was in Executive’s possession prior to receipt from the Company or its affiliates, as evidenced by Executive’s written records.

(c)     In addition, and subject to the exceptions set forth in Section 8 below, Executive acknowledges and agrees that Executive: (i) shall not provide any Confidential Information to any competitor of the Company, shareholder of the Company, litigant or potential litigant against the Company, or any other third party (each, a “Potential Adverse Party”); (ii) shall not make, publicly or privately, written or oral, any statements that disparage, or would reasonably be expected to otherwise cause harm to, the business or reputation of the Company or any of its affiliates, and/or that are or would reasonably be expected to be harmful to or reflect negatively on any of the Company’s or its affiliates’ current or former officers or directors, executives, policies, practices, decision-making, conduct, professionalism or compliance with standards, products, customers, or employees, advisors and agents as a group; and (iii) shall not aid, encourage, advise or otherwise assist any Potential Adverse Party in asserting, prosecuting or defending any claim, action or proceeding, undertaking any proxy contest, withhold campaign or other shareholder campaign or proxy solicitation, or making any other demands against the Company, provided that after the Consulting Period ends, the foregoing (ii) and (iii) shall not prohibit Executive from providing assistance to, nor shall it in any way hinder the performance of Executive’s duties to future employers or Boards of Directors to the extent such assistance or duties are unrelated to matters for which Executive was directly or indirectly responsible during his employment or the Consulting Period with the Company. Additionally, Executive further agrees to promptly notify the Company if any private (non-governmental) third party approaches Executive concerning any of the prohibited foregoing matters. The Executive will be provided with an opportunity to review and comment on the press release to be issued in connection with Executive’s departure. The Company shall instruct the members of the Board of Directors and the Executive Committee (as constituted on the Effective Date of this Agreement), to not publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or would reasonably be expected to be harmful to or reflect negatively on the Executive’s personal or business reputation.

(d)    Furthermore, (i) during both the Transition Period and the Consulting Period, Executive agrees that he shall not directly or indirectly (A) work for or provide service of any kind, as an employee, consultant, director, owner or in any other capacity, to any person or entity (including any business in planning or formation) that is or intends to be competitive with, or is engaged in the design, development, manufacture, production, marketing, sale or servicing of any product or the provision of any service that are then under development or offered by the Company or any of its subsidiaries or affiliated entities, or (B) solicit, induce, or attempt to solicit or induce, any person or entity known to be customer, client, vendor or other business partner of the Company (including its subsidiaries and affiliates) that is related to Executive’s work for the Company (or its subsidiaries or affiliates) prior to the Separation Date (a “Restricted Business Partner”) to terminate its relationship with the Company (including its subsidiaries and affiliates) for any purpose, including the purpose of becoming a customer, client, or vendor, whether or not exclusive, of Executive or any entity of which Executive is or becomes an officer, director, member, agent, employee, or consultant, or otherwise solicit, induce, or attempt to solicit or induce any Restricted Business Partner to terminate its relationship with the Company (including its subsidiaries and affiliates), and (ii) during both the Transition Period and the Consulting Period and for one (1) year following the conclusion of the Consulting Period, Executive agrees that he shall not directly or indirectly solicit, induce, or attempt to solicit or induce, any person or entity known to be an employee, contractor, consultant or other service provider to the Company (“Restricted Personnel”), to terminate their relationship with the Company (including its subsidiaries and affiliates) for any purpose, including the purpose of accepting employment with, associating with or becoming an employee, contractor, consultant or other service provider, whether or not exclusive, of Executive or any entity of which Executive is or becomes an officer, director, member, agent, employee, or consultant, or otherwise solicit, induce, or attempt to solicit or induce any Restricted Personnel to terminate their relationship with the Company (including its subsidiaries and affiliates).

(e)    Notwithstanding any other term in this Section 6, nothing in Section 6 shall apply to Executive’s communications regarding the Services with the Company’s board of directors, Chief Executive Officer or Chief Financial Officers, if any.
7.     Restrictive Covenants. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that the restrictive covenants contained in Sections 6 and 9 of this Agreement, Section 6 of the Severance Agreement, and

Sections 2, 5, 6 and 8of the CIPA (collectively, the “Restrictive Covenants”) shall remain in full force and effect in accordance with their terms and Executive shall continue to be bound by their terms. Notwithstanding the second sentence of CIPA section 2.2, Executive may use Confidential Information during the Consulting Period solely in the performance of the Consulting Services under this Agreement. In the event of any conflict between the Restrictive Covenants and the CIPA, the Restrictive Covenants will control. For avoidance of doubt, any material breach of the Restrictive Covenants is considered a material breach of this agreement.
8.     Exceptions. Notwithstanding anything in this Agreement or the Severance Agreement to the contrary, nothing contained in this Agreement or the Severance Agreement shall prohibit either party to this Agreement (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Equal Employment Opportunity Commission, the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Executive acknowledges that (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if Executive files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to her attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
9.     Ongoing Cooperation. Subject to Section 8, Executive agrees that Executive will assist and cooperate with the Company and its affiliates (i) concerning reasonable requests for information about the business of the Company or its affiliates or Executive’s involvement and participation therein, (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive, and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive’s full reasonable cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing documents Executive knows to be accurate and truthful, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that Executive may have at the time of the request and shall reimburse Executive for reasonable expenses consistent with expense reimbursement for senior executives of the Company. Notwithstanding the foregoing, for all cooperation provided pursuant to this Section 9 in excess of ten (10) hours in the aggregate, the Company shall pay Executive an hourly consulting fee at the rate of $305 per hour.

10.	Code Section 409A.
(a)     To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company or Executive determines that any compensation or benefits payable under this Agreement may be subject to Section 409A or any Section 409A taxes, the Company and Executive will work together in good faith to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company and Executive working together in good faith determine are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.
(b)     Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon Executive’s “separation from service” (within the meaning of Section 409A).
(c)     Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Executive during the six-month period following Executive’s “separation from service” with the Company (within the meaning of Section 409A) if the Company determines in good faith (after consulting with Executive in good faith) that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest) and the remaining payments and benefits made or provided pursuant to this Agreement shall be made or provided pursuant to the terms of this Agreement.
11.     Breach. In the event Executive materially breaches Sections 6, 7 and/or 9 (including the Restrictive Covenants), any outstanding obligations of the Company hereunder shall immediately terminate, and the Company’s covenants hereunder shall be deemed null and void in their entirety.
12.     Governing Law. This Agreement shall be construed under the laws of the State of California, both procedural and substantive.
13.     Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.
14.     Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.
15.     Severability. If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.
16.     Assignment. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

17.    Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.
18.    Entire Agreement / Amendments. This Agreement (including the exhibit here), constitutes the entire agreement between the parties concerning the subject matter hereof. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement, including the Employment Letter, but excluding the Severance Agreement, any award agreements evidencing the Company Equity Awards and the CIPA. Executive acknowledges and agrees that the payments and benefits set forth herein constitute full and complete satisfaction of the Company’s obligations to Executive under the Severance Agreement, and Executive shall have no right, title or interest in any payments or benefits under the Severance Agreement (except as provided herein). No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.
19.     Counterparts. This Agreement may be executed by electronic signature and/or transmission, including, without limitations, by DocuSign and in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
20.     Consultation with Counsel. Executive acknowledges (i) that Executive has thoroughly read and considered all aspects of this Agreement, that Executive understands all its provisions and that Executive is voluntarily entering into this Agreement, (ii) that Executive has been represented by, or had the opportunity to be represented by independent counsel of Executive’s own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (iii) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment. Without limiting the generality of the foregoing, Executive acknowledges that Executive has had the opportunity to consult with Executive’s own independent tax advisors with respect to the tax consequences to Executive of this Agreement, and that Executive is relying solely on the advice of Executive’s independent advisors for such purposes.
22.     Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:
If to Executive: at Executive’s most recent address on the records of the Company
If to the Company:
Informatica LLC
2100 Seaport Blvd.
Redwood City, CA 94063
Attention: Chief Legal Officer

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

23.    Indemnification. Both parties acknowledge and agree that notwithstanding anything contained to the contrary in this Agreement or the Release attached as Exhibit A to this Agreement or herein or therein (i) Executive shall continue to be indemnified (and receive advancement of expenses) to the extent provided for in the Executive’s Indemnification Agreement with the Company, dated September 1, 2021 (“Indemnification Agreement”, attached hereto at Exhibit [E]) provided that, Executive shall be indemnified (and receive advancement of expenses) under such agreement as if Executive continued to be a full-time executive of the Company during the Consulting Period, and (ii(ii) Executive shall receive any benefits that are available under the Company’s D&O, E&O and EPL insurance policies to the extent they provide coverage.
24.    Attorneys’ Fees. The Company shall promptly pay or reimburse the Executive for the reasonable attorneys’ fees and costs incurred by the Executive in connection with negotiating this Agreement, up to $15,000.00.
[Signature Page Follows]
IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year set forth below.

Dated: January 9, 2023
/s/Eric Brown
Eric Brown

Dated: January 9, 2023
/s/Brad Lewis
	By:	Brad Lewis
	Title:	Chief Legal Officer